EMPLOYMENT AND DEFERRED COMPENSATION AGREEMENT        EXHIBIT 10.5


          AGREEMENT, dated as of October 1, 1997, between KENNETH M. DARBY (hereinafter called "Darby") and VICON INDUSTRIES, INC., a New York corporation, having its principal place of business at 89 Arkay Drive, Hauppauge, New York 11788 (hereinafter called the "Company").
          WHEREAS, Darby has previously been employed by the Company, and
          WHEREAS, the Company and Darby mutually desire to assure the continuation of Darby's services to the Company,
          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties covenant and agree as follows:
          1. Employment. The Company shall employ Darby as its Chief Executive Officer and President throughout the term of this Agreement, and Darby accepts such employment.
          2. Term. The term of this Agreement shall commence as of the date of this Agreement and end on September 30, 2002.
          3.      Compensation.
                 A. The Company shall pay Darby a base salary of $225,000 per annum, subject to adjustment as provided in subsection B.
                  B. Prior to September 15 of each succeeding year, Darby's base salary shall be reviewed by the Compensation Committee of the Board of Directors and shall be fixed for the year commencing October 1 of such year by agreement between Darby and the Board of Directors, but in any event shall not be less than the


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base salary for the one year period then ending.

                  C. Darby's base salary shall be payable monthly or bi-weekly.
               D. Darby shall also be entitled to participate in any pension, profit sharing, life insurance, medical, dental, hospital, disability or other benefit plans as may from time to time be available to officers of the Company.
          4. Extent and Places of Services; Vacation A. Darby shall establish operating policy and direct, supervise and oversee the operations of the Company. He shall advise and report to the Board of Directors. Darby shall also assume and perform such additional reasonable responsibilities and duties as the Board of Directors and he may from time to time agree upon.
                B. Darby shall devote his full time, attention, and energies to the business of the Company.
                C. Darby shall not be required to perform his services outside the Hauppauge, New York area or such other area on Long Island, New York as shall contain the location of the Company's headquarters.
               D. The Company shall provide Darby will office space, secretary, telephones and other office facilities appropriate to his duties.
               E. Darby shall be entitled to one month's vacation per annum.
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            5.  Covenant  not to Compete.  Darby  agrees that during the term of this Agreement and for a period of three years thereafter, he shall not directly or indirectly within the United States or Europe engage in, or enter the employment of or render any services to any other entity engaged in, any business of a similar nature to or in competition with the Company's business of designing, manufacturing and selling CCTV security equipment and protection devices anywhere in the United States and Europe. Darby further acknowledges that the services to be rendered under this Agreement by him are special, unique, and of extraordinary character and that a material breach by him of this section will cause the Company to suffer irreparable damage; and Darby agrees that in addition to any other remedy, this section shall be enforceable by negative or affirmative preliminary or permanent injunction in any Court of competent jurisdiction.
          6.   Termination Payment on Change of Control.
               A. Notwithstanding any provision of this Agreement, if a "Change of Control" occurs without the prior written consent of the Board of Directors, Darby, at his option, may elect to terminate his obligations under this Agreement and to receive a termination payment, without reduction for any offset or mitigation, in an amount equal to three times his average annual base salary for the five years preceding the Change of Control, in either lump sum or extended payments over three years as Darby shall elect.

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               B. A "Change of Control"  shall be deemed to have occurred if (i)
any entity shall directly or indirectly acquire a beneficial ownership of 20% (or in the case of Chugai Boyeki Co., Ltd. and its affiliates 35%) or more of the outstanding shares of capital stock of the Company or (ii) a majority of the members of the Board of Directors of the Company or any successor by merger or assignment of assets or otherwise, shall be persons other than Directors on the date of this Agreement.
               C. Darby's option to elect to terminate his obligations and to receive a termination payment and to elect to receive a lump sum or extended payments may be exercised only by written notice delivered to the Company within 90 days following the date on which Darby receives actual notice of Change of Control.
               D. If Darby elects to receive lump sum payment, such payment shall be made within 30 days of the Company's receipt of Darby's notice of election.
            7.    Severance Payment on Certain Terminations.
                 A. If either (i) this Agreement expires, or (ii) the Company terminates Darby's employment under this Agreement for reasons other than "Gross Misconduct",or (iii) with the consent of the Board of Directors a Change of Control as defined in paragraph 6 B. shall occur, or (iv) the Company executes a "Company Sale Agreement" then Darby, at his option, may elect to receive a severance payment, without reduction for any offset or mitigation,

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in an amount equal to (a) one-twelfth his annual base salary at the time of such termination multiplied by (b) the number of full years of his employment to the end of this Agreement by the Company up to a maximum of 24 years, payable in either lump sum or extended payments as Darby shall elect.
               B. "Company Sales Agreement" means an agreement to which the Company is a party that contemplates that more than half of the assets of the Company are transferred to another entity or that upon consummation of the transactions contemplated by such agreement, a Change of Control as defined in paragraph 6 shall occur or have occurred.
               C. In the event of an election under paragraph 7, payment of such severance payment shall be in lieu of any obligation of the Company for
termination   payment  or  other  post-  termination   compensation  under  this
Agreement, if any.
                 D. "Gross Misconduct" shall mean (a) a wilful, substantial and unjustifiable refusal to perform substantially the duties and services required by this Agreement to be performed; (b) fraud, misappropriation or embezzlement involving the Company or its assets; or (c) conviction of a felony involving moral turpitude.
                 E. Darby's option to elect to receive severance payment and to elect to receive lump sum or extended payments may be exercised only by written notice delivered to the Company within 90 days following the date on which this Agreement expires or on

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which Darby  receives  actual  notice of the  existence  of any other  condition referred to in paragraph 7A, except that, in the case of the Company's execution of a Company Sale Agreement, Darby's option may be exercised at any time prior to the closing under such agreement and such termination shall be effective as of such closing.
               F. If Darby elects to receive lump sum payment, such payment shall be made within 30 days of the Company's receipt of Darby's notice of such election, except that, in the case of the Company's execution of a Company Sale Agreement, the payment shall be made no later than the time of closing under such agreement.
               G. Payment of termination or severance payment shall not affect the Company's obligations under any other agreement with Darby.
          8.   Deferred Compensation.
               A. 45,952 shares of the Company's stock now held by the Company as treasury shares (the "Deferred Compensation Shares") shall be set aside and held by the Company for future distribution to Darby under this paragraph.
                B. As deferred compensation, and in addition to all other compensation payable to Darby, the Deferred Compensation Shares shall become the property of Darby, and the Company shall deliver the certificates for the Deferred Compensation Shares to Darby (or his executor or administrator), on the Transfer Date, registered in Darby's name, within 10 days thereafter. The Transfer Date shall be the earliest of (i) the date of Darby's
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death; (ii) the date as of which Darby's employment by the Company involuntarily terminates; (iii) the date of execution of a Company Sale Agreement as defined in paragraph 7; (iv) the occurrence of a Change of Control as defined in paragraph 6; or (v) expiration of this Agreement (including any replacement agreement).
               C. Notwithstanding any other provision of this paragraph, Darby shall not be entitled to any Deferred Compensation Shares if the Company terminates this Agreement for Gross Misconduct as defined in paragraph 7.
               D. Prior to the Transfer Date, Darby's rights to the Deferred Compensation Shares shall not be transferrable and the Treasury Shares shall be the property of the Company.
                E. Darby represents that he will be acquiring the Deferred Compensation Shares for investment only and without a view to the distribution thereof and that the Deferred Compensation Shares, when delivered to him, may
constitute   restricted  stock  under  the  Securities  Act  of  1933,  and  the regulations thereunder, and that the certificates therefor shall bear such legend relating to this subparagraph as the Company shall reasonably require.
           9. Death or Disability. The Company may terminate this Agreement if during the term of this Agreement (a) Darby dies or (b) Darby becomes so disabled for a period of six months that he is substantially unable to perform his duties under this Agreement for such period. Such termination shall not release the Company from any liability to Darby for compensation earned, or for termination or severance due in accordance with paragraph 7 herein.
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Agreement  termination under this paragraph shall not be deemed a termination of employment for Gross Misconduct.
           10. Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the City of New York in accordance with the rules of the American Arbitration then in effect, and judgement upon the award rendered be entered and enforced in any court having jurisdiction thereof.


          11.     Miscellaneous.
                 A. Except for any deferred compensation agreement, retirement plan or stock options previously granted, this Agreement contains the entire agreement between the parties and supersedes all prior agreements by the parties relating to the term of Darby's employment by the Company, however, it does not restrict or limit such other benefits as the Board of Directors may determine to provide or make available to Darby.
                 B. This agreement may not be waived, changed, modified or discharged orally, but only by agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.
                 C. This Agreement shall be governed by the laws of New York applicable to contracts between New York residents and made and to be entirely performed in New York.
                 D. If any part of this Agreement is held to be unenforceable by any court of competent jurisdiction, the remaining provisions of this Agreement shall continue in full force and
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effect.
                 E. This Agreement shall inure to the benefit of, and be binding upon, the Company, its successor, and assigns.
          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.
                                          VICON INDUSTRIES, INC.


                                         By
Kenneth M. Darby                           Peter F. Neumann
                                           Chairman
                                           Compensation Committee
Date:


















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